                                                                  EXECUTION COPY







                            STOCK PURCHASE AGREEMENT

                                      AMONG

                              LABRANCHE & CO INC.,

                        HENDERSON BROTHERS HOLDINGS, INC.

                                       AND

                  THE STOCKHOLDERS LISTED ON SCHEDULE A HERETO

                                   DATED AS OF

                                DECEMBER 23, 1999




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                            STOCK PURCHASE AGREEMENT
                            ------------------------

      This Stock Purchase Agreement (this "AGREEMENT") is dated as of this 23rd day of December, 1999, by and among LABRANCHE & CO INC., a Delaware corporation ("PURCHASER"), and HENDERSON BROTHERS HOLDINGS, INC., a Delaware corporation (the "COMPANY"), and the persons listed on SCHEDULE A hereto who are the holders in the aggregate of all the issued and outstanding capital stock of the Company (referred to collectively as the "STOCKHOLDERS" and individually as a "STOCKHOLDER").

                              W I T N E S S E T H :

      WHEREAS, the Company is a registered broker-dealer and a New York Stock Exchange ("NYSE") specialist;

      WHEREAS, the Stockholders own all the outstanding equity interests of the Company (collectively, the "SHARES") and desire to sell the Shares to Purchaser pursuant to this Agreement as hereinafter provided;

      WHEREAS, Purchaser desires to acquire the Shares from the Stockholders pursuant to this Agreement as hereinafter provided; and

      WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and to set forth certain additional agreements related to the transactions contemplated hereby;

      NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

      SECTION 1.1 DEFINITIONS. In this Agreement, the following words and phrases shall have the meanings hereinafter set forth:

      "ADJUSTMENT ESCROW AGREEMENT" shall have the meaning given such term in
SECTION 3.1 hereof.

      "AFFILIATE" shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.



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      "AFFILIATED GROUP" shall mean any affiliated group within the meaning of
Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including, but not limited to, any combined, consolidated or unitary group.

      "AGREEMENT" shall mean this Stock Purchase Agreement.

      "BALANCE SHEET" shall mean the balance sheet of the Company as of December 31, 1998, and the notes thereto, contained in the Financial Statements.

      "BALANCE SHEET DATE" shall mean December 31, 1998.

      "CLOSING" shall have the meaning given such term in SECTION 2.4 hereof.

      "CLOSING DATE" shall have the meaning given such term in SECTION 2.4 hereof.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      "COMPANY" shall mean Henderson Brothers Holdings, Inc., together with its subsidiary, HBI, and HBI's subsidiary, HBFC, unless the context otherwise requires.

      "COMPANY BENEFIT PLANS" shall have the meaning given such term in SECTION 4.19(B) hereof.

      "CONSIDERATION" shall have the meaning given such term in SECTION 3.1 hereof.

      "CONSULTANT" shall mean each of the individuals listed as such on SCHEDULE 8.2(C) hereto.

      "CONTINUING EMPLOYEE" shall have the meaning given such term in SECTION 9.9(A) hereof.

      "CONTRACTS" shall have the meaning given such term in SECTION 4.13 hereof.

      "DOCUMENTATION" shall have the meaning given such term in SECTION 4.4 hereof.

      "ESCROW AGENT" shall mean the escrow agent appointed pursuant to the General Escrow Agreement and the Adjustment Escrow Agreement.

      "ESTIMATED NET WORKING CAPITAL" shall have the meaning given such term in
SECTION 3.2(A) hereof.

      "FINAL NET WORKING CAPITAL" shall have the meaning given such term in
SECTION 3.2(B) hereof.

      "FINANCIAL STATEMENTS" shall have the meaning given such term in SECTION
4.8 hereof.



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      "GAAP" shall mean generally accepted accounting principles.

      "GENERAL ESCROW AGREEMENT" shall have the meaning given such term in
SECTION 3.1 hereof.

      "GOVERNMENTAL ENTITY" shall mean any court, self-regulatory organization, administrative or regulatory agency or commission or other U.S., federal, state, local, municipal or foreign government or governmental body, official, authority or instrumentality.

      "HBFC" shall mean Henderson Brothers Futures Corporation.

      "HBI" shall mean Henderson Brothers, Inc.

      "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "INDEPENDENT FIRM" shall mean Ernst & Young LLP or such other nationally recognized independent certified public accounting firm as shall be mutually agreed upon by Purchaser and the Representatives within 10 business days after the event which gives rise to the need to refer any question to such firm pursuant to the terms hereof or the Adjustment Escrow Agreement.

      "IRS" shall mean the Internal Revenue Service.

      "KEY EMPLOYEE" shall mean each of the individuals listed as such on
SCHEDULE 8.1(I) hereto.

      "LIABILITIES" or "LOSSES" shall mean any and all losses, claims, demands, damages, deficiencies, obligations, assessments, judgments, fines, penalties, costs or expenses, whether accrued or unaccrued, absolute, direct or indirect, contingent or otherwise, including, without limitation, attorney's fees, all costs of investigation and defense and any such losses arising under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or Governmental Entity, including, without limitation, laws and regulations relating to labor and employment practices, health and safety, securities and/or broker-dealer regulatory compliance.

      "LIENS" shall mean all liens, charges, security interests, pledges, rights or claims of others, restraints on transfer or other encumbrances of any nature whatsoever.

      "MATERIAL ADVERSE CHANGE" shall mean a change or a development which results, or is likely to result, in a Material Adverse Effect. Without in any way limiting the generality of the foregoing, a Material Adverse Change with respect to the Company will be presumed to occur if, between the date hereof and the Closing Date, the Company ceases to act as the specialist for any two of the five specialist stocks listed on SCHEDULE 1.1 hereto.



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      "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on the financial condition, business, liabilities (including contingent liabilities), prospects or results of operations of such person or entity taken as a whole; PROVIDED, HOWEVER, that neither (i) changes in the Company's business resulting from general economic or industry conditions, nor (ii) a decrease in the public sale value of the Memberships shall constitute a Material Adverse Effect for purposes of this Agreement. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events, in light of offsetting circumstances, would result in a Material Adverse Effect.

      "MEMBERSHIPS" shall have the meaning given such term in SECTION 4.13 hereof.

      "NASD" shall mean the National Association of Securities Dealers.

      "NET WORKING CAPITAL" in respect of the Company shall mean, as of a specific date, the Company's total assets (excluding those assets which are identified on SCHEDULE 3.2 hereto as excluded assets and those assets of a similar nature which are not cash, cash equivalents or readily convertible into cash), less the Company's total liabilities, in each case as determined in accordance with GAAP and the Company's historical practices with respect to the characterization and accounting treatment of such items, as reflected on
SCHEDULE 3.2 hereto.

      "NYSE" shall have the meaning given such term in the Recitals hereof.

      "PERMITS" shall have the meaning given such term in SECTION 4.12 hereof.

      "PERSON" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a government or any agency or political subdivision thereof.

      "PRE-CLOSING TAX PERIOD" shall have the meaning given such term in SECTION 9.5(A) hereof.

      "PREMIUM SHARING AGREEMENTS" shall mean (i) that certain Special Allocation Agreement, dated December 31, 1998, by and among the Company and Frank Beyer, Frank Delaney, Gregory Henderson, Guy Henderson, James Henderson, Luke Henderson, Peter Henderson, Jr., Thomas P. Hyland, James J. Maguire, Jr., Michael Maguire, Paul Maguire, James E. McCann, Bruce Meyer, Richard Meyer, L. Thomas Patterson, Kenneth W. Smith, John Suarez and Robert Young and (ii) that certain Premium Sharing Agreement, dated December 31, 1998, by and among the Company and the shareholders of the Company signatories thereto including Richard F. Burke and Stephen Saporito.

      "PROPERTY TAXES" shall have the meaning given such term in SECTION 9.5(C) hereof.

      "PURCHASER BENEFIT PLANS" shall have the meaning given such term in
SECTION 9.9(A) hereof.



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      "PURCHASER TAX ACT" shall have the meaning given such term in SECTION
9.5(A) hereof.

      "REPRESENTATIVES" shall mean Mr. James J. Maguire, Sr. and Mr. L. Thomas Patterson, the duly authorized representatives of each Stockholder pursuant to
SECTION 2.3.

      "SALE" shall mean the sale of the Shares pursuant to the terms of this Agreement.

      "SEC" shall mean the Securities and Exchange Commission of the United States.

      "SHARES" shall have the meaning given such term in the Recitals hereof.

      "STOCKHOLDERS" shall mean the persons listed on SCHEDULE A hereto.

      "STRADDLE PERIOD" shall have the meaning given such term in SECTION 9.5(C) hereof.

      "SUBSIDIARY" shall mean, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity.

      "TAX" or "TAXES" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also sales, use, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, and gains taxes.

      "TAX RETURN" shall mean returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

      "TERM" shall have the meaning given such term in SECTION 9.2(A) hereof.

      "WORKING CAPITAL ADJUSTMENT" shall have the meaning given such term in
SECTION 3.2(C) hereof.

      "YEAR 2000 COMPLIANT" shall mean, with respect to any software or hardware, that such software or hardware (1) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000, (2) can interface with internal and external applications and systems of third parties (which are also able to perform the functions described in clauses (1) and (3) through (8) of this definition), (3) has the ability to provide data recognition for any date element without limitation, (4) has the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (5) has the ability to correctly



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interpret data, dates and time into and beyond the year 2000, (6) has the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (7) has the ability to correctly process after January 1, 2000 data containing dates before that date, and (8) has the ability to recognize all "leap years," including February 29, 2000.

      SECTION 1.2 REFERENCE TO THIS AGREEMENT; INTERPRETATION. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and the Schedules and Exhibits referenced herein and all amendments thereof and supplements thereto unless the context shall clearly indicate or require otherwise. The use of the words "include," "including" and derivations thereof in this Agreement shall be deemed to have the phrase "without limitation" attached thereto unless otherwise expressly stated. Any reference in this Agreement to statutes or laws shall include all amendments, modifications or replacements of the specific section and provisions concerned.


                                   ARTICLE II
          PURCHASE AND SALE OF THE SHARES; REPRESENTATIVE; CLOSING DATE
          -------------------------------------------------------------

      SECTION 2.1 PURCHASE AND SALE. At the Closing, each Stockholder shall sell, assign, transfer and deliver to Purchaser all of his or her right, title and interest in and to the class and number of Shares identified beside such Stockholder's name on SCHEDULE 2.1 hereto, free and clear of all Liens, and Purchaser shall purchase such Shares from each such Stockholder and pay to such Stockholder the portion of the Consideration described on SCHEDULE 3.1 hereto pursuant to the provisions of ARTICLE III below.

      SECTION 2.2 DELIVERY AND ENDORSEMENT OF CERTIFICATES. At the Closing, each Stockholder shall agree to deliver to Purchaser the certificate(s) representing his or her Shares, duly endorsed in blank by such Stockholder, or accompanied by stock powers duly executed in blank by such Stockholder and with all necessary transfer Tax and other revenue stamps, acquired at such Stockholder's expense, affixed thereto. Prior to the Closing, each Stockholder shall cure any deficiencies with respect to the endorsements of the certificate(s) representing his or her Shares or with respect to the stock powers accompanying any such certificate(s).

      SECTION 2.3 REPRESENTATIVES. Each Stockholder hereby (i) irrevocably constitutes and appoints the Representatives, and each of them, acting alone or together, as the true and lawful agents and attorneys-in-fact of such Stockholder with full power to appoint a substitute or substitutes to act hereunder, with respect to all matters arising in connection with the transactions contemplated hereby (other than with respect to a reduction in the Consideration or other Material Adverse Change in the economic terms of the Sale, except as contemplated by this Agreement) (including those contemplated by SECTIONS 3.2, 8.1, 9.5, 9.6, 9.7 and 10.1) with full power and authority to execute and deliver for and on behalf of such Stockholder all such contracts, consents and other documents



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in connection therewith as the Representatives may deem necessary or advisable
(including the General Escrow Agreement and the Adjustment Escrow Agreement) and to do and perform any and all acts and things whatsoever necessary or advisable in the premises as fully as such Stockholder might or could do and (ii) ratifies and confirms all that the Representatives, or any substitute or substitutes, shall do or cause to be done by virtue hereof.

      SECTION 2.4 CLOSING DATE. Subject to the terms and conditions herein contained, the consummation of the transactions referred to above shall take place at the offices of Fulbright & Jaworski L.L.P., at 10:00 a.m. New York City time, on February 15, 2000, or, if the conditions set forth in Article VIII have not been satisfied at such time, on the second business day following satisfaction of such conditions (the "CLOSING"). The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."


                                   ARTICLE III
                                  CONSIDERATION
                                  -------------

      SECTION 3.1 CONSIDERATION. The aggregate consideration payable by Purchaser to the Stockholders for the Shares shall be Two Hundred and Thirty Million U.S. Dollars ($230,000,000), subject to adjustment pursuant to SECTION
3.2 hereof (the "CONSIDERATION"), of which (i) $23,000,000 shall be deposited by Purchaser with the Escrow Agent at the Closing and thereafter shall be held by the Escrow Agent pursuant to the General Escrow Agreement in substantially the form attached hereto as EXHIBIT A (the "GENERAL ESCROW AGREEMENT"), (ii) $2,500,000 shall be deposited by Purchaser with the Escrow Agent at the Closing and thereafter shall be held by the Escrow Agent pursuant to the Adjustment Escrow Agreement in substantially the form attached hereto as EXHIBIT B (the "ADJUSTMENT ESCROW AGREEMENT") and (iii) the remainder shall be paid by Purchaser to the Stockholders by check or wire transfer, at the option of each payee (pursuant to written instructions delivered to Purchaser at least three business days prior to Closing), in the respective amounts and percentages set forth on SCHEDULE 3.1 hereto, reduced (x) with respect to certain Stockholders, by any amounts owed by such Stockholders to the Company at the time of the Closing and (y) with respect to certain Stockholders, by any amounts paid, as directed by the Representatives, to Richard F. Burke and Stephen Saporito in satisfaction of the obligations of such Stockholders under the Premium Sharing Agreements, in each case, as further set forth on SCHEDULE 3.1 hereto.

      SECTION 3.2 NET WORKING CAPITAL ADJUSTMENT.

      (a) For purposes of the Closing, the Company shall estimate the amount of its Net Working Capital as of the Closing Date on the basis of the most current information then available. The Company shall notify Purchaser of its calculation of the Company's estimated Net Working Capital (the "ESTIMATED NET WORKING CAPITAL") and deliver a copy of such calculation to Purchaser at least three, but not more than five, business days prior to Closing. The Consideration to be paid at Closing shall be adjusted based upon the Estimated Net Working Capital as follows:



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      (i)   If the Estimated Net Working Capital is greater than $49,000,000, the Consideration to be paid at Closing shall be increased by the difference between the Estimated Net Working Capital less $49,000,000;

      (ii) If the Estimated Net Working Capital is less than $49,000,000, the Consideration to be paid at Closing shall be decreased by the difference between $49,000,000 less the Estimated Net Working Capital; and

      (iii) If the Estimated Net Working Capital is equal to $49,000,000, there shall be no Consideration adjustment pursuant to this SECTION 3.2(A).

      (b) Within 10 business days following the Closing, Purchaser shall deliver to the Representatives its calculation of the Company's Net Working Capital as of the Closing Date (the "FINAL NET WORKING CAPITAL") and related supporting documentation. Within 10 business days following their receipt of Purchaser's Final Net Working Capital calculation, the Representatives shall have the right to object in writing thereto, setting forth a specific description of their objections. If the Representatives do not so object during such period, the Representatives shall be deemed to have agreed, for and on behalf of all the Stockholders, to the Final Net Working Capital calculation. If the Representatives so object and Purchaser and the Representatives cannot mutually agree on the Final Net Working Capital calculation within five business days of Purchaser's receipt of the Representatives' objections, the dispute shall be promptly submitted to the Independent Firm. The Independent Firm shall be directed to resolve such dispute within 20 business days after submission of the dispute by the parties. The decision of the Independent Firm shall be final and binding upon the Stockholders and Purchaser, and the Independent Firm's fees, costs and expenses shall be borne pro rata by the Stockholders and Purchaser based on the relative amounts by which the Representatives' (on behalf of the Stockholders) and Purchaser's respective calculations of the Final Net Working Capital vary from that of the Independent Firm.

      (c) Based upon the Final Net Working Capital, as finally determined pursuant to SECTION 3.2(B) hereof, the following post-Closing deliveries shall be made, as applicable:

      (i) If the Final Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall deliver to the Representatives, for and on behalf of the Stockholders in the percentages, reduced, with respect to certain Stockholders, by any amounts paid in satisfaction of the obligations of such Stockholders under the Premium Sharing Agreements, as set forth on SCHEDULE 3.1 hereto, a wire transfer payment of cash in an amount equal to the difference between the Final Net Working Capital less the Estimated Net Working Capital, together with interest accrued from the Closing Date until and including the date of such payment at the broker's "call money" rate on stock exchange collateral charged by The Bank of New York, as in effect from time to time. Simultaneously therewith, Purchaser and a Representative shall deliver to the Escrow Agent instructions to disburse to the Representatives, for and on behalf of the Stockholders in the percentages, reduced, with



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      respect to certain Stockholders, by any amounts paid in satisfaction of the obligations of such Stockholders under the Premium Sharing Agreements, as set forth on SCHEDULE 3.1 hereto, all funds held pursuant to the Adjustment Escrow Agreement;

      (ii) If the Final Net Working Capital is less than the Estimated Net Working Capital, Purchaser shall be entitled to receive from the Stockholders a payment of cash in an amount equal to the difference between the Estimated Net Working Capital less the Final Net Working Capital, together with interest accrued from the Closing Date until and including the date of such payment at the broker's "call money" rate on stock exchange collateral charged by The Bank of New York, as in effect from time to time (the "WORKING CAPITAL ADJUSTMENT"). Simultaneously therewith, Purchaser and a Representative shall deliver to the Escrow Agent instructions to deliver to Purchaser funds held pursuant to the Adjustment Escrow Agreement in an amount equal to the Working Capital Adjustment. To the extent the funds held pursuant to the Adjustment Escrow Agreement exceed the Working Capital Adjustment, such excess shall be delivered by the Escrow Agent to the Representatives, for and on behalf of the Stockholders in the percentages, reduced, with respect to certain Stockholders, by any amounts paid in satisfaction of the obligations of such Stockholders under the Premium Sharing Agreements, as set forth on
      SCHEDULE 3.1 hereto. To the extent the Working Capital Adjustment exceeds the funds held pursuant to the Adjustment Escrow Agreement, Purchaser shall be entitled to receive from the Stockholders an amount equal to such excess, which amount shall be paid immediately to Purchaser by the Stockholders; and

      (iii) If the Final Net Working Capital is equal to the Estimated Net Working Capital, there shall be no post-Closing delivery pursuant to this
      SECTION 3.2(C). Purchaser and a Representative shall immediately deliver to the Escrow Agent instructions to disburse to the Representatives, for and on behalf of the Stockholders in the percentages, reduced, with respect to certain Stockholders, by any amounts paid in satisfaction of the obligations of such Stockholders under the Premium Sharing Agreements, as set forth on SCHEDULE 3.1 hereto, all funds held pursuant to the Adjustment Escrow Agreement.

      (d)   Any post-Closing delivery of cash required to be made pursuant to
SECTION 3.2(C) shall be made within two business days of the final determination of Final Net Working Capital pursuant to subsection (b) above.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE STOCKHOLDERS
                  ---------------------------------------------

      As a material inducement to Purchaser to enter into this Agreement, the Company and the Stockholders, jointly and severally (except as otherwise noted herein), represent and warrant to Purchaser as of the date hereof and as of the Closing Date that:



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      SECTION 4.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material licenses, authorizations, consents and approvals of or from all Governmental Entities required to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company has heretofore delivered to Purchaser or its agent true and complete copies of its certificate of incorporation and by-laws as currently in effect.

      SECTION 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate power and authority and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes, and each such other document contemplated hereby will be duly executed and delivered by the Company and, when so executed and delivered, will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, whether considered in a proceeding in equity or at law.

      SECTION 4.3 GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 4.3, the execution, delivery and performance by the Company and the Stockholders of this Agreement and the consummation of the Sale by the Company and the Stockholders require no action by or in respect of, or filing with, any Governmental Entity, other than any filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which would not materially adversely affect the ability of the Company or any Stockholder to consummate the Sale.

      SECTION 4.4 REGULATORY MATTERS AND ACCOUNT DOCUMENTATION. The Company is and has been duly registered as a broker-dealer with the SEC and the NASD and in the states where such registration is required under the securities laws of such states. The Company is and has been duly registered as a NYSE specialist. The Company and its employees are in compliance in all material respects with all federal and state laws and NYSE rules regulating broker-dealers or specialists or requiring registration, licensing or qualification as a broker-dealer or specialist, and the Company is a member in good standing and has all material licenses and authorizations in self-regulatory or trade organizations or registered clearing agencies required to permit the operation of its business as presently conducted. Each such federal, state and NYSE registration is in full force and effect. The Company has furnished to Purchaser a true, correct and complete copy of its Form BD, as amended to date, filed by the Company with the SEC and NASD. The Company has in its files for each of its existing customer accounts all appropriate material applications, certificates, agreements



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and other material documentation necessary or appropriate in connection with the current and historical level and type of trading or other activities engaged in within such accounts ("DOCUMENTATION"). All Documentation has been duly executed and delivered to the Company by the appropriate person or persons with respect to each such account.

      SECTION 4.5 NON-CONTRAVENTION. Except for those consents obtained or waived and except as set forth on SCHEDULE 4.5, the execution, delivery and performance by the Company and the Stockholders of this Agreement and the other documents contemplated hereby and the consummation by the Stockholders of the Sale do not and will not: (a) contravene or conflict with the certificate of incorporation or by-laws of the Company; (b) contravene or conflict with or constitute a violation of any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of the Stockholders; (c) constitute a default under or give rise to a right of termination, cancellation, acceleration, loss of any material benefit or cause of action for damages upon breach under any material agreement, contract, license or other instrument binding upon the Company or any of the Stockholders, or any material license, franchise, permit or other similar authorization held by the Company or any of the Stockholders; or (d) result in the creation or imposition of any Lien on any material asset of the Company or any of the Shares.

      SECTION 4.6 CAPITALIZATION. The authorized capital stock of the Company consists of 20,000 shares of voting common stock, par value $1.00 per share ("VOTING COMMON STOCK"), 40,000 shares of non-voting common stock, par value $1.00 per share ("NON-VOTING COMMON STOCK"), and 201,000 shares of preferred stock, par value $1.00 per share, including 175.5 shares of Series A preferred stock, par value $1.00 per share ("SERIES A PREFERRED STOCK"), 84 shares of Series B preferred stock, par value $1.00 per share ("SERIES B PREFERRED STOCK"), and 99,995 shares of Series C preferred stock, par value $1.00 per share ("SERIES C PREFERRED STOCK"). 4,238 shares of Voting Common Stock are issued and outstanding, 4,260 shares of Non-Voting Common Stock are issued and outstanding, and 68,857 shares of Series C Preferred Stock are issued and outstanding. There are no shares of Series A Preferred Stock or Series B Preferred Stock issued or outstanding. Except as set forth herein there are no shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this SECTION 4.6, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its

Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

      SECTION 4.7 SUBSIDIARIES; JOINT VENTURES. The Company owns all the issued and outstanding capital stock of HBI, and HBI owns all of the issued and outstanding capital stock of HBFC, in each case, free and clear of all Liens. Except for HBI and HBFC, the Company has no other Subsidiaries. Except for equity interests which it owns in connection with the conduct of its specialist business, the Company does not, directly or indirectly, own any equity interests in any Person that is not a Subsidiary.

      SECTION 4.8 FINANCIAL STATEMENTS. (a) The Company has delivered to Purchaser the audited balance sheets of the Company as of December 31, 1996, 1997, and 1998, and the related audited statements of income, stockholder's equity and cash flows for the fiscal years ended December 31, 1996, 1997 and 1998 and true, correct and complete copies of the unaudited balance sheet of the Company as of November 30, 1999 and the related statements of income, stockholder's equity and cash flows for the eleven-month period ended November 30, 1999 (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP consistently applied (except in each case as described in the notes thereto) and present fairly the financial position of the Company as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements which are not, in the aggregate, material).

      (b) All material liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the respective dates of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements or in notes to the Financial Statements to the extent such liabilities were required, under GAAP, to be so disclosed. The statements of operations, accumulated deficit and cash flows included in the Financial Statements present fairly the results of operations, accumulated deficit and cash flows of Company for the periods indicated. The statements of operations included in the Financial Statements do not contain any material items of non-recurring income (as defined by GAAP) or other income not earned in the ordinary course of business except as expressly specified therein.

      (c) As of December 31, 1999 and as of the Closing Date, the accounts and notes receivable of the Company reflected on the balance sheet of the Company as of each of such dates will be net of reserves reflected on such balance sheet and collectible in full over the period of usual trade terms. To the knowledge of the Company and the Stockholders, there do not and will not exist any defenses, counterclaims or set-offs which could materially adversely affect such receivables, and all such receivables are or will be actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of the Company. As of the date of each such balance sheet, the Company will have fully performed all material obligations with respect to its accounts and notes receivable which it will have been obligated to perform to the date of such balance sheet.

      (d) Since the Balance Sheet Date, there has been no Material Adverse Change in the Company.

      SECTION 4.9 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except as set forth on SCHEDULE 4.9 hereto, the Company has in all material respects conducted business in the ordinary course and there has not been: (a) any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (b) any amendment of any material term of any outstanding capital stock of the Company;(c) any material change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles or disclosed in the Financial Statements; or (d) any (i) grant of any severance or termination pay to any current or former director, officer or employee of the Company, (ii) entering into of any written employment, severance, termination, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current, former or prospective director, officer or employee of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company, other than in the ordinary course of business.

      SECTION 4.10 NO UNDISCLOSED LIABILITIES. Except for liabilities under this Agreement, liabilities disclosed or provided for on the balance sheets contained in the Financial Statements, liabilities disclosed on SCHEDULE 4.10 or liabilities incurred in the ordinary course of business consistent with past practice, since January 1, 1997, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, known or unknown, contingent or otherwise, which, if known, would be required by GAAP to be reflected on a balance sheet of the Company (including the notes thereto); PROVIDED, HOWEVER, that in no case shall changes in the value of securities owned by the Company or its Subsidiaries in connection with the conduct of its specialist business be considered liabilities or obligations for purposes of this SECTION 4.10.

      SECTION 4.11 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company and the Stockholders, threatened against the Company or any of its properties before any court or arbitrator or any Governmental Entity which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. The Company is not subject to any outstanding order, writ, injunction or decree which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or would prevent the Company from consummating the transactions contemplated hereby. To the knowledge of the Company and the Stockholders, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect upon the Company or the transactions contemplated hereby.

      SECTION 4.12 COMPLIANCE WITH LAWS.

      (a) The Company has all material licenses, permits, franchises, orders or approvals of any Governmental Entity as are necessary under applicable law to own its properties and conduct its businesses (collectively, "PERMITS"). Such Permits are in full force and effect, and no proceeding is pending or, to the knowledge of the Company and the Stockholders, threatened to revoke or limit any Permit. SCHEDULE 4.12(A) contains a true and complete list of all material Permits.

      (b) The Company is not in material violation of and has no material liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or Governmental Entity, including without limitation laws relating to labor and employment practices, health and safety, zoning, pollution or protection of the environment. During the last three years, except as set forth on SCHEDULE 4.12(B) hereto, the Company has not received notice of, and there has not been any citation, fine or penalty imposed against the Company for, any such violation or alleged violation.

      SECTION 4.13 CONTRACTS AND OTHER AGREEMENTS. SCHEDULE 4.13 sets forth all of the material contracts, agreements, arrangements and understandings to which the Company is a party, whether written or oral, including any agreement requiring aggregate payments in excess of $50,000 (collectively, the "CONTRACTS"). Included among the Contracts are 19 a-b-c agreements with respect to NYSE memberships registered in the names of the individuals who are parties to such a-b-c agreements (the "MEMBERSHIPS"). Each of the Contracts set forth on
SCHEDULE 4.13 is valid, in full force and effect, binding upon the Company, and to the knowledge of the Company and the Stockholders, binding upon the other parties thereto in accordance with their terms, and the Company has paid or accrued, in all material respects, all amounts now due from it thereunder and has satisfied or provided for, in all material respects, all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the knowledge of the Company and the Stockholders, is any other party to any such Contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. The continuation, validity and effectiveness of all Contracts will in no way be affected by the Sale or the other transactions contemplated hereby. True and complete copies of all Contracts set forth in SCHEDULE 4.13 have been previously delivered or made available to Purchaser or its advisors.

      SECTION 4.14 PROPERTIES. The Company owns and has good title to all of its assets and properties reflected in the Balance Sheet, free and clear of any Lien, except for (a) the Liens reflected on the Balance Sheet, (b) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Balance Sheet, (c) Liens securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (d) liens arising under equipment leases with third parties entered into in the ordinary course of business or (e) other imperfections of title or encumbrances that, individually or in the aggregate, do not materially impair, and could not reasonably be expected to impair, the use and operation of the assets to which they relate. The Company owns or has a valid leasehold interest in, or other incontrovertible right to occupy, all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the business of the Company, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, for the conduct of their business in accordance with past practices and the Company has not received notice that any of such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

      SECTION 4.15 FINDER'S FEES. There is no investment banker, broker, finder or other financial intermediary which has been retained by or is authorized to act on behalf of the Company and/or the Stockholders who is entitled to any fee or commission from the Company or any Stockholder upon consummation of the transactions contemplated by this Agreement.

      SECTION 4.16 NAMES, FRANCHISES, PERMITS, ETC. The Company has the right to use its name in every state and country in which it now does business. The Company has no material franchises, trademarks, trade names, patents, patent applications, copyrights, trade secrets, computer software, formula, designs or inventions. The Company has not infringed or violated in any way any trademark, trade name, copyright, trade secret rights or contractual relationships of others, and has not received any notice, claim or protest respecting any such violations or infringement. The Company has not given any indemnification to any person for any such violations or infringements.

      SECTION 4.17 OWNERSHIP OF SHARES. Each Stockholder severally represents and warrants that such Stockholder owns the Shares listed next to his or her name in SCHEDULE 2.1 hereto, free and clear of all Liens, and is entitled to sell and transfer to Purchaser the full record ownership of all such Shares without the consent of any third party.

      SECTION 4.18 STOCKHOLDERS' AUTHORITY. Each Stockholder severally represents and warrants that (i) such Stockholder has full right, power and authority to execute, deliver and perform this Agreement and the other documents contemplated hereby to which such Stockholder is or will be a party, (ii) this Agreement has been duly executed and delivered by such Stockholder and constitutes, and each such other document will be duly executed and delivered and, when so executed and delivered, will constitute, a valid and legally binding obligation of such Stockholder, enforceable in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, whether considered in a proceeding in equity or at law.

      SECTION 4.19 EMPLOYEES; EMPLOYEE BENEFITS.

      (a) SCHEDULE 4.19(A) sets forth a list of each employee of the Company and each employee's salary, including bonus, for the year ended December 31, 1998 and salary for the year ended December 31, 1999.

      (b) SCHEDULE 4.19(B) contains a list of each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA), and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, savings, change in control, employment, consulting, collective bargaining, dependent care, employee assistance, fringe benefit, medical, dental, post-retirement welfare, retention, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, agreement, arrangement or understanding (whether or not written) (all of the foregoing being herein called the "COMPANY BENEFIT PLANS"), established, sponsored, maintained or contributed to by the Company or any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an "ERISA AFFILIATE"), on behalf of any current or former employee, director, stockholder, beneficiary or other personnel or with respect to which the Company has any actual or contingent liability. The Company has delivered or made available to Purchaser true and complete copies of all contracts, plan documents, amendments, summary plan descriptions and other materials governing or describing each of the Company Benefit Plans and any related insurance, trust or other funding arrangement. With respect to each Company Benefit Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA, the Company has delivered to Purchaser, WHERE APPLICABLE, true and complete copies of: (i) the most recent annual report (5500 series) filed with the IRS or the Department of Labor; (ii) the most recent balance sheet and financial statement;(iii) the most recent determination letter issued by the IRS; and (iv) any private letter ruling, opinion letter, prohibited transaction exemption or other determination issued by the IRS or the Department of Labor and any application therefor which has been withdrawn.

      (c) Each of the Company Benefit Plans is maintained and administered, in all material respects, in accordance with its terms and in compliance with applicable law, including ERISA and the Code. With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of the Company and the Stockholders, there exists no condition or set of circumstances, in connection with which it could reasonably be expected to be subject to any material liability.

      (d) All contributions, insurance premiums, benefits and other payments to or under each Company Benefit Plan with respect to all periods prior to the Closing have been made or will be made or fully accrued for purposes of the Final Net Working Capital calculation prior to the Closing to the extent legally required. With respect to each Company Benefit Plan,(i) no application, proceeding or other matter is pending before the IRS, the Department of Labor or any other Governmental Entity; (ii) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or, to the knowledge of the Company and the Stockholders, threatened; and (iii) to the knowledge of the Company and the Stockholders, no facts exist which could give rise to an action, suit, proceeding or claim which, if asserted, could reasonably be expected to result in a material liability for the Company or the plan assets.

      (e) With respect to each funded Company Benefit Plan that is an "employee pension plan" within the meaning of Section 3(2) of ERISA, (i) the Company Benefit Plan is, and has been since its inception, qualified under
Section 401(a) of the Code, and its related trust is, and has been since its inception, exempt from federal income taxation under Section 501(a) of the Code,
(ii) a favorable IRS determination letter is currently in effect and, since the date of the last determination letter, the Company Benefit Plan has not been amended or operated in a manner which would adversely affect its qualified status and no event has occurred which has caused or could reasonably be expected to cause the loss of such status; and (iii) there has been no termination or partial termination of such plan within the meaning of Section 411(d)(3) of the Code.

      (f) None of the Company, its ERISA Affiliates or any of their respective predecessors contributes to, participates in or in any way, directly or indirectly, has any actual or contingent liability with respect to any "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.

      (g)   No Company Benefit Plan is subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA.

      (h) With respect to each Company Benefit Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction with respect to which the Company or any ERISA Affiliate will have any liability, direct or indirect, and which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect and the consummation of the transaction contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction."

      (i) The Company and its ERISA Affiliates have complied in all material respects with the provisions of Section 4980B of the Code with respect to each Company Benefit Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code. Except as set forth on SCHEDULE 4.19(I), neither the Company nor any of its ERISA Affiliates maintains, contributes to, or is obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services (other than pursuant to Section 4980B of the Code). Except as set forth on SCHEDULE 4.19(I), each Company Benefit Plan may be unilaterally terminated and/or amended by the Company at any time without material damage or penalty to the Company.

      (j) The consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transaction contemplated by this

Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Company Benefit Plan.

      (k) Neither the Company nor any ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments to the knowledge of the Company and the Stockholders to create any additional plan, agreement, or arrangement, or to modify or change any existing Company Benefit Plan.

      SECTION 4.20 TAXES.

      (a) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any Affiliated Group of which the Company or any of its Subsidiaries was a member have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such material Tax Returns were true, complete and correct in all material respects.

      (b) All material Taxes due and payable by or on behalf of the Company or any of its Subsidiaries, or any Affiliated Group of which the Company or any of its Subsidiaries was a member or in respect of its income, assets or operations, have been fully and timely paid, and adequate reserves or accruals for Taxes of the Company and its Subsidiaries have been provided in the books and records of the Company and its Subsidiaries in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. The Company and its Subsidiaries have made all required estimated Tax payments for 1999 to avoid any underpayment penalty.

      (c) Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

      (d) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

      (e) Purchaser has received complete copies of (A) all U.S. federal and foreign income or franchise Tax Returns of the Company and its Subsidiaries relating to the Tax periods since December 31, 1994 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the Company or any of its Subsidiaries, or its income, assets or operations. All income and franchise Tax Returns filed by or on behalf of the Company and its Subsidiaries for the Tax years ended on the respective dates set forth on SCHEDULE 4.20(E) have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

      (f) SCHEDULE 4.20(F) lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Company or any of its Subsidiaries with respect to which the Company or its Subsidiaries is or has been a member of an Affiliated Group for any Tax purpose. No claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

      (g) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of the Company or any of its Subsidiaries or any Affiliated Group of which the Company or any of its Subsidiaries was a member have been fully paid, and there are no other audits or investigations by any taxing authority or proceedings in progress, nor have the Stockholders, the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a U.S. federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any subsequent Tax period.

      (h) Except set forth on SCHEDULE 4.20(H) hereto, none of the Company, its Subsidiaries or any other Person (including any of the Stockholders) on behalf of and with respect to the Company or its Subsidiaries has (A) filed a consent pursuant to Section 341(f) of the Code, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its Subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or its Subsidiaries, or has otherwise taken any action that would have the effect of deferring any liability for Taxes from any Tax period ending on or before the Closing to any Tax period ending thereafter, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or its Subsidiaries, or (D) requested any extension of time within which to file any Tax Return of the Company or any of its Subsidiaries, which Tax Return has since not been filed.

      (i) No property owned by the Company or any of its Subsidiaries is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

      (j) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar agreement or arrangement (whether or not written) with any Person other than the Company or any of its Subsidiaries.

      (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by the Company or any of its Affiliates by reason of Section 280G of the Code.

      (l) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

      (m) There are no material Liens as a result of any unpaid Taxes (except for Taxes not yet due) upon any assets of the Company or its Subsidiaries.

      (n) All material Tax elections of the Company and its Subsidiaries that are required to be set forth in the Tax Returns described in SECTION 4.20(F) are so set forth.

      (o) Neither the Company nor any of its Subsidiaries has ever been a member of any Affiliated Group of corporations for any Tax purposes other than an Affiliated Group of which the Company is or was the parent. Neither the Company nor any of its Subsidiaries owns any interest in any entity that is treated as a partnership for U.S. federal income Tax purposes or would be treated as a pass-through or transparent entity for any Tax purpose.

      (p) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

      SECTION 4.21 LABOR MATTERS. The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company the subject of any proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company and the Stockholders, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company.

      SECTION 4.22 YEAR 2000 COMPLIANCE. To the knowledge of the Company and the Stockholders after due inquiry, the Company's computer hardware and software provided by third parties for the Company's use in its business or licensed by the Company from third parties are Year 2000 Compliant. The Company shall not be deemed to have breached this representation to the extent that Purchaser's computer hardware and software are similarly non-Year 2000 Compliant.

      SECTION 4.23 NO ILLEGAL OR IMPROPER TRANSACTIONS. Neither the Company nor any of its directors, officers, employees, or, to the knowledge of the Company and the Stockholders, agents or Affiliates, has directly or indirectly used funds or other assets of the Company or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of officials or employees of any Governmental Entity; (c) illegal payments to or for the benefit of, including the sharing of profits with, any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of the Company with respect to any of the foregoing.

      SECTION 4.24 BANK ACCOUNTS. SCHEDULE 4.24 contains a true, correct and complete list of the names, locations and account information of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature (other than brokerage accounts maintained in the ordinary course of business).

      SECTION 4.25 INSURANCE. The Company has provided to Purchaser copies of all certificates of insurance setting forth all insurance agreements and policies maintained by the Company or on which the Company is listed as a beneficiary or additional insured and the type and amounts of coverage thereunder; SCHEDULE 4.25 sets forth a list of all such agreements and policies. The Company has not been refused insurance coverage under any such policies, nor as of the date hereof has any unsettled claim been made in respect of any such agreements or policies, except as set forth on SCHEDULE 4.25. Such agreements and policies are in full force and effect, and neither the Company nor, to the knowledge of the Company and the Stockholders, any other party thereto is in material default with respect to its obligations thereunder.

      SECTION 4.26 RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE
4.26 hereto, no current or former officer or director (including their respective family members), employee or stockholder, or any associate (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) of the Company, is presently, or, in the last three years has been, (a) a party to any transaction with the Company other than on an arms-length basis (including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such officer or director (including their respective family members), employee, stockholder or associate) or (b) to the knowledge of the Company and the Stockholders, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor of the Company.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

      As a material inducement to the Company and its Stockholders to enter into this Agreement, Purchaser represents, warrants, covenants and agrees that:

      SECTION 5.1 CORPORATE EXISTENCE AND POWER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material licenses, authorizations, consents and approvals of or from all Governmental Entities required to own, lease and operate its properties and to carry on its business as now conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in the State of New York. Purchaser's certificate of incorporation and by-laws as filed with the SEC as exhibits to Purchaser's Registration Statement on Form S-1 (File No. 333-81079) have not been amended since the effective date of such Registration Statement.

      SECTION 5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Purchaser of this Agreement and the other documents contemplated hereby to which it is or will be a party and the consummation by Purchaser of the transactions contemplated hereby are within Purchaser's corporate power and authority and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each such other document contemplated hereby will be duly executed and delivered by Purchaser and, when so executed and delivered, will constitute, a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, whether considered in a proceeding in equity or at law.

      SECTION 5.3 GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 5.3 hereto, the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Sale by Purchaser requires no action by or in respect of, or filing with, any Governmental Entity, other than any filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which would not materially adversely affect the ability of Purchaser to consummate the Sale.

      SECTION 5.4 REGULATORY MATTERS. Purchaser is and has been duly registered as a broker-dealer with the SEC and in the states where such registration is required under the securities laws of such states in order to conduct its business as presently conducted. Purchaser is and has been duly registered as a NYSE specialist. Purchaser and its employees are in compliance in all material respects with all federal and state laws and NYSE rules regulating broker-dealers or specialists or requiring registration, licensing or qualification as a broker-dealer or specialist, and Purchaser is a member in good standing and has all material licenses and authorizations in self-regulatory or trade organizations or registered clearing agencies required to permit the operation of its business as presently conducted. Each such federal, state and NYSE registration is in full force and effect.

      SECTION 5.5 NON-CONTRAVENTION. The execution, delivery and performance by Purchaser of this Agreement and the other documents contemplated hereby and the consummation by Purchaser of the Sale do not and will not: (a) contravene or conflict with the certificate of incorporation or by-laws of Purchaser; (b) contravene or conflict with or constitute a violation of any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser; or (c) constitute a default under or give rise to a right of termination, cancellation, acceleration, loss of any material benefit or cause of action for damages upon breach under any material agreement, contract, license or other instrument binding upon Purchaser, or any material license, franchise, permit or other similar authorization held by Purchaser.

      SECTION 5.6 FINDER'S FEES. Except for Donaldson, Lufkin & Jenrette Securities Corporation, there is no investment banker, broker, finder or other financial intermediary which has been retained by or is authorized to act on behalf of Purchaser or any of its subsidiaries who is entitled to any fee or commission from Purchaser upon consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VI
            PRE-CLOSING COVENANTS OF THE COMPANY AND THE STOCKHOLDERS
            ---------------------------------------------------------

      The Company and the Stockholders agree that:

      SECTION 6.1 NEGATIVE COVENANTS. Except as set forth on SCHEDULE 6.1 hereto, from the date hereof until the Closing Date, the Company shall, and the Stockholders shall cause the Company to, conduct its business in the ordinary course in all material respects. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as contemplated hereby, without the written consent of Purchaser, which consent shall not be unreasonably withheld, the Company shall not, and the Stockholders shall cause the Company not to:

      (a) adopt or propose any change in its certificate of incorporation or by-laws;

      (b) issue or propose the issuance of, or consummate, enter into negotiations for or accept any offers for, the issuance or sale of any shares of its capital stock or securities convertible or exchangeable into shares of capital stock of the Company;

      (c) change the number of shares of authorized or issued capital stock of the Company, grant any option, warrant, call, commitment, right or agreement of any character relating to its authorized or issued capital stock or permit any transfers in the ownership of the Shares;

      (d) (i) pay any dividend or make any other distribution to holders of its capital stock, which in any such case is inconsistent with the Company's dividend payment history in either nature or amount, (ii) split, combine or reclassify any of its capital stock or propose or authorize the issuance of any other securities in respect of or in lieu of or in substitution for any shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, except that the Company may distribute cash or other property to the Stockholders and other employees immediately prior to the Closing if the Company reasonably and in good faith believes such distribution will not reduce its Final Net Working Capital below $49,000,000;

      (e)  directly or indirectly merge or consolidate with another entity;

      (f) incur any additional indebtedness for borrowed money (including, without limitation, by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities) other than indebtedness incurred in the ordinary course of business;

      (g) adopt, increase benefits under or otherwise modify any Company Benefit Plans;

      (h) terminate any of its existing insurance policies or modify or reduce the coverage thereunder;

      (i) settle or compromise, or agree to settle or compromise, any suit or other litigation matter or matter in an arbitration proceeding for any material amount (after taking into account any insurance proceeds to which the Company is entitled) or otherwise on terms which would reasonably be expected to have a Material Adverse Effect on the Company; and

      (j)   agree or commit to do any of the foregoing.

      SECTION 6.2 AFFIRMATIVE COVENANTS. Notwithstanding anything to the contrary contained in SECTION 6.1, the Company shall, and the Stockholders shall cause the Company to:

      (a) perform all of its obligations as they become due, solicit new specialist stocks in the ordinary course of business, maintain its corporate records, keep its accounts receivable current, and use its best efforts to preserve the business organization and properties of the Company intact, keep available the services of the Company's employees and preserve the goodwill of the Company's clients and others with whom business relationships exist;

      (b) use its commercially reasonable best efforts to repay any and all outstanding indebtedness of the Company and pay or otherwise satisfy all other obligations of the Company; and

      (c) use its best efforts to maintain its registration and remain in good standing with the SEC, NASD and NYSE, and with the states where such registration is required under the securities laws of such states.

      SECTION 6.3 ACCESS TO FINANCIAL, OPERATING AND TECHNICAL INFORMATION. From the date hereof until the Closing, the Company will give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours, upon reasonable notice, and without unnecessary disruption of the conduct of the Company's business to the offices, properties, books and records of the Company, will furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other technical information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Purchaser in its investigation of the business of the Company; PROVIDED, HOWEVER, that no investigation pursuant to this SECTION 6.3 shall affect any representation or warranty given by the Company and/or the Stockholders to Purchaser hereunder. All requests for information made pursuant to this SECTION
6.3 shall be directed to the Chief Financial Officer of the Company or such person as may be designated by him or her. If requested by Purchaser and at Purchaser's expense, the Company will, and will direct its independent accountants to, cooperate in the preparation of an audit of the Company's financial statements (other than the audit of the Company's financial statements for the year ended December 31, 1999) and the inclusion of such financial statements with Purchaser's filings with the SEC, including provision of such records, workpapers, audit reports and consents of the Company's bookkeepers and independent accountants as may be required by Purchaser in connection therewith.

      SECTION 6.4 COMPLIANCE WITH OBLIGATIONS. Prior to the Closing, the Company shall comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its certificate of incorporation and by-laws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to the Company, its properties or its assets.

      SECTION 6.5 NO TRANSFER OF THE SHARES. Each Stockholder agrees that prior to the Closing, he or she will not sell, assign, transfer, gift, pledge or otherwise dispose of, or otherwise agree to take such action with respect to, his or her Shares, other than any such transfer resulting from the death or incapacity of any such Stockholder.

      SECTION 6.6 ADVICE OF CHANGES. The Company and the Stockholders will promptly advise Purchaser in writing of: (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Sale; (b) any notice or other communication from any Governmental Entity in connection with the Sale; (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against it which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the Sale; (d) any event known to its executive officers occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or misleading in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event); and (e) any Material Adverse Change in the business or financial condition of the Company. No advice or notice pursuant to this SECTION 6.6 shall be deemed to modify any representation, warranty, covenant, condition or indemnity given by the Company and/or the Stockholders to Purchaser hereunder.

                                   ARTICLE VII
                              ADDITIONAL COVENANTS
                              --------------------

      SECTION 7.1 REGULATORY APPROVALS. Prior to the Closing, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the Sale, including those under the HSR Act. Each party shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

      SECTION 7.2 CONDUCT PRIOR TO CLOSING. The parties will use their best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in ARTICLE VIII, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. Neither party shall take any action (or fail to take any action) if such action (or failure to act) would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Sale set forth in ARTICLE VIII not being satisfied.

      SECTION 7.3 CONDUCT OF BUSINESS OF THE COMPANY. On the Closing Date, the Company shall, and Purchaser shall cause the Company to, conduct its business in the ordinary course, consistent with past practice, in all material respects and in a manner that does not unreasonably accelerate income or defer deductions.

      SECTION 7.4 PUBLIC ANNOUNCEMENTS. Each of the Company and Purchaser will consult with the other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, no such press release or public statement (other than in response to unsolicited inquiries) shall be issued without such consent.

      SECTION 7.5 FINANCING. Purchaser shall use its commercially reasonable efforts to secure the financing necessary to satisfy the condition to its obligations set forth in SECTION 8.1(C); PROVIDED, HOWEVER, that Purchaser shall have no obligation to consummate any such financing unless all terms and conditions of such financing are satisfactory to Purchaser in its sole discretion.

                                  ARTICLE VIII
                             CONDITIONS TO THE SALE
                             ----------------------

      SECTION 8.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by Purchaser in a writing signed by Purchaser):

      (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Stockholders contained in ARTICLE IV that are expressly qualified by reference to materiality shall be true and correct in all respects as so qualified, and the representations and warranties of the Company and the Stockholders contained in ARTICLE IV that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks only as of an earlier date). The Company shall have provided Purchaser with a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company and the Representative, for and on behalf of the Stockholders, dated as of the Closing Date, certifying compliance with this subsection (a).

      (b) COVENANTS. The Company and the Stockholders shall have performed and complied with all their respective covenants contained in ARTICLES VI and VII that are expressly qualified by reference to materiality in all respects as so qualified and with all their respective covenants contained in ARTICLES VI and VII that are not so qualified in all material respects, in each case on or before the Closing Date, and the Company and the Stockholders shall have provided Purchaser with a certificate to such effect executed by the Chief Executive Officer and the Chief Financial Officer of the Company and the Representative, for and on behalf of the Stockholders, dated as of the Closing Date.

      (c) FINANCING. Purchaser shall have consummated a financing of at least $230,000,000 through the issuance of debt and/or equity securities on terms acceptable to Purchaser.

      (d) NYSE MEMBERSHIPS. Purchaser shall have entered into new a-b-c agreements with respect to each of the Memberships listed on SCHEDULE 8.1(D).

      (e) FINANCIAL AUDIT. Purchaser shall have received audited consolidated financial statements of the Company at and for the year ended December 31, 1999, together with the signed opinion of Deloitte & Touche LLP thereon, at least 10 business days prior to the Closing.

      (f) TERMINATION OF AGREEMENTS. The Company shall have furnished to Purchaser reasonably satisfactory evidence that, upon payment of the Consideration by Purchaser as contemplated by this Agreement, the Company will have satisfied all of its obligations arising under the Premium Sharing Agreements and that all such agreements will have been terminated without any further liability to the Company, any of its Subsidiaries or Purchaser.

      (g) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in the Company since the date of this Agreement.

      (h) OPINION OF COUNSEL. Purchaser shall have received the opinion of Cravath, Swaine & Moore, counsel to the Company and the Stockholders, dated the Closing Date, in substantially the form attached as EXHIBIT C hereto.

      (i) EMPLOYMENT AGREEMENTS. Each of the Key Employees shall have executed and delivered an employment agreement with Purchaser or one of its Affiliates in substantially the form attached as EXHIBIT D hereto.

      (j) FIRPTA AFFIDAVIT. The Company shall have furnished Purchaser with a certificate dated the date of the Closing Date and sworn under penalty of perjury, to the effect that the Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

      (k) ESCROW AGREEMENTS. Each of the Representatives and the Escrow Agent shall have executed and delivered to Purchaser the General Escrow Agreement and the Adjustment Escrow Agreement.

      (l) ADDITIONAL CLOSING DOCUMENTS. Any other documents and instruments as Purchaser may reasonably require in order to effectuate the transactions contemplated by this Agreement.

      (m) SURRENDER OF CERTIFICATES. All stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers executed in blank, shall be surrendered by the Stockholders to Purchaser.

      (n) CONSENTS. All written consents, assignments, waivers or authorizations that are required as a result of the Sale for the continuation in full force and effect of any Contracts shall have been obtained without the imposition of material burdensome conditions on the Company or Purchaser.

      (o) ILLEGALITY OR LEGAL CONSTRAINT. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any Governmental Entity which prohibits the consummation of the Sale (each party agreeing to use its commercially reasonable efforts to have any such order, decree or injunction lifted).

      (p) GOVERNMENTAL AUTHORIZATIONS. There shall have been obtained any and all authorizations, permits, approvals and consents of any Governmental Entity, including the NYSE, the SEC and the NASD and the expiration of the applicable waiting period under the HSR Act, that may reasonably be deemed necessary so that the consummation of the Sale will be in compliance with applicable laws, including federal and state securities laws, the failure to comply with which would be reasonably likely to have a Material Adverse Effect on the Company or Purchaser or would be reasonably likely to subject any of the Company or Purchaser or any of their respective directors or officers to substantial penalties or criminal liability.

      SECTION 8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligations of the Company and the Stockholders hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by the Company (on behalf of itself and the Stockholders), but only in a writing signed by the Company):

      (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in ARTICLE V that are expressly qualified by reference to materiality shall be true and correct in all respects as so qualified, and the representations and warranties of Purchaser contained in
ARTICLE V that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except to the extent a representation or warranty speaks only as of an earlier date). Purchaser shall have provided the Company with a certificate executed by the Chief Executive Officer and Executive Vice President, Finance of the Company, dated as of the Closing Date, certifying compliance with this subsection (a).

      (b) COVENANTS. Purchaser shall have performed and complied with all its respective covenants contained in ARTICLE VII that are expressly qualified by reference to materiality in all respects as so qualified and with all its respective covenants contained in ARTICLE VII that are not so qualified in all material respects, in each case on or before the Closing Date, and Purchaser shall have provided the Company with a certificate to such effect executed by its Chief Executive Officer and Executive Vice President, Finance, dated as of the Closing Date.

      (c) CONSULTING AGREEMENTS. Purchaser or Henderson Brothers Holdings, Inc. or one of Purchaser's Affiliates shall have executed and delivered to the Representatives a consulting agreement with each of the Consultants in substantially the form attached as EXHIBIT E hereto. To the extent Henderson Brothers Holdings, Inc., and not Purchaser, is a party to these consulting agreements, Purchaser will guarantee the obligations of Henderson Brothers Holdings, Inc. thereunder to the extent legally capable. For all purposes of this Agreement, any such consulting agreements shall be deemed liabilities and obligations of Purchaser and not of the Company.

      (d) OPINION OF COUNSEL. The Stockholders shall have received the opinion of Fulbright & Jaworski L.L.P., counsel to Purchaser, dated the Closing Date, in substantially the form attached as EXHIBIT F hereto.

      (e) ESCROW AGREEMENTS. Each of Purchaser and the Escrow Agent shall have executed and delivered to the Representatives the General Escrow Agreement and the Adjustment Escrow Agreement.

      (f) ADDITIONAL CLOSING DOCUMENTS. Any other documents and instruments as the Representatives may reasonably require in order to effectuate the transactions contemplated by this Agreement.

      (g) ILLEGALITY OR LEGAL CONSTRAINT. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or Governmental Entity which prohibits the consummation of the Sale (each party agreeing to use its commercially reasonable efforts to have any such order, decree or injunction lifted).

      (h) GOVERNMENTAL AUTHORIZATIONS. There shall have been obtained any and all authorizations, permits, approvals and consents of any Governmental Entity, including the NYSE, the SEC and the NASD and the expiration of the applicable waiting period under the HSR Act, that may reasonably be deemed necessary so that the consummation of the Sale will be in compliance with applicable laws, including federal and state securities laws and the HSR Act, the failure to comply with which would be reasonably likely to have a Material Adverse Effect on the Company or Purchaser or would be reasonably likely to subject any of the Company or Purchaser or any of their respective directors or officers to substantial penalties or criminal liability.


                                   ARTICLE IX
                             POST-CLOSING COVENANTS
                             ----------------------

      SECTION 9.1 FURTHER ASSURANCES. From time to time after the Closing at the request of Purchaser and without further consideration, the Stockholders shall execute and deliver any further instruments and take such other action as Purchaser may reasonably require to consummate the transactions contemplated hereby and to consolidate the assets and operations of the Company with those of Purchaser and its Affiliates. To the extent that the transactions contemplated hereby require the consent of any person in order to avoid a breach of the terms of any lease, contract or commitment to which the Company is a party or by which the Company is bound and such consent is not obtained satisfactorily prior to the Closing, the Stockholders shall use their commercially reasonable best efforts (which shall not require the payment of additional consideration in excess of an aggregate of $25,000) to assure Purchaser of the benefits of such leases, contracts, commitments and rights. Nothing in this section shall be deemed a waiver by the Company of its rights under ARTICLE IX of this Agreement.

      SECTION 9.2 NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY.

      (a) NONCOMPETITION. Each Stockholder acknowledges that he or she has extensive knowledge and a unique understanding of the business of the Company, has been directly involved with the establishment and continued development of its customer relations and has had access to all of the proprietary and confidential information used in the business of the Company. Each

Stockholder further acknowledges that if he or she has, or any of his or her Affiliates were, to compete with Purchaser or the Company in such business following the Closing, great harm would come to Purchaser and the Company, thereby destroying any value associated with Purchaser's acquisition of the Shares and the goodwill of the Company. In furtherance of the Sale and to more effectively protect the value of the Company, each Stockholder covenants and agrees that, for a period beginning on the Closing Date and ending on the date which is five years thereafter (the "TERM"), such Stockholder shall not, and shall cause his or her Affiliates not to, directly or indirectly, as a sole proprietor, employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, act, or own, operate, manage, control, engage in, invest in, or participate in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, operates, manages or controls a Person which acts, as a market maker in any stock for which Purchaser or the Company acts as a specialist (other than stock of a successor by merger or acquisition if the stock for which Purchaser or the Company acts as specialist is issued by a company that is not the surviving publicly traded entity in such a transaction), except on behalf of Purchaser, the Company or any of their respective Affiliates, unless Purchaser or the Company ceases to make a market in such stock voluntarily or as a result of regulatory action.

      (b) NONSOLICITATION. Each Stockholder agrees that, during the Term, neither such Stockholder nor any of his or her Affiliates will, directly or indirectly, as a sole proprietor, employee, agent, consultant, principal or otherwise, solicit for employment or other services or otherwise seek to influence or alter the relationship between Purchaser, the Company or any of its Affiliates and any person who is or was an employee (other than clerical or administrative personnel) of Purchaser, the Company or any of its Affiliates during the previous year, except on behalf of Purchaser, the Company or any of its Affiliates; PROVIDED, HOWEVER, that (i) a general solicitation for employment contained in a newspaper or other periodical shall not constitute a breach of this SECTION 9.2(B), and no Stockholder shall have liability hereunder in respect of such general solicitation and (ii) such Stockholder's employment with a Person who solicits employees of Purchaser, the Company or any of its Affiliates will not constitute a violation of this SECTION 9.2(B) in the absence of any participation or involvement, directly or indirectly, by such Stockholder in connection with any such solicitation.

      (c) CONFIDENTIALITY. After the Closing, each Stockholder shall strictly maintain the confidentiality of all information, documents and materials relating to the Company, except to the extent disclosure of any such information is required by law or authorized by Purchaser. In the event that any Stockholder reasonably believes after consultation with counsel that he or she is required by law to disclose any confidential information described in this subsection
(c), such Stockholder will (i) provide Purchaser with prompt notice before such disclosure in order that Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to confidential information, and (ii) cooperate with Purchaser in attempting to obtain such order or assurance. The provisions of this subsection (c) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of default by any Stockholder or his or her Affiliate under this Agreement, or becomes known in the industry through no wrongful act on the part of any Stockholder or his or her Affiliate.

      (d) ACKNOWLEDGMENT. Each Stockholder acknowledges that the covenants contained in this SECTION 9.2 are essential conditions for Purchaser entering into this Agreement without which Purchaser would not have entered into this Agreement or have paid the Consideration payable by it. Each Stockholder acknowledges that the restrictions set forth herein are reasonable, valid and necessary for the protection of the legitimate interest of Purchaser and the Company. Purchaser and each Stockholder agree that no portion of the Consideration shall be allocated to any Stockholder's covenants or agreements contained in this SECTION 9.2.

      (e) REMEDIES. Without limiting the right of Purchaser to pursue all other legal and equitable rights available to it, including without limitation, damages for the actual or threatened violation of this SECTION 9.2 by any Stockholder or any of his, her or its Affiliates, it is agreed that other remedies cannot fully compensate Purchaser for such a violation and that Purchaser shall be entitled to injunctive relief and/or specific performance to prevent violation or continuing violation thereof, without bond and without the necessity of showing actual monetary damages. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this SECTION 9.2, any term, restriction, covenant or promise in this SECTION 9.2 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

      SECTION 9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company and the Stockholders contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of eighteen months following the Closing Date; PROVIDED, HOWEVER, that the representations and warranties contained in SECTION 4.20 (TAXES) shall not survive the Closing and that the representations and warranties contained in SECTIONS 4.17 (OWNERSHIP OF SHARES) and 4.18 (STOCKHOLDERS' AUTHORITY) shall survive and remain in full force and effect without limitation.

      SECTION 9.4 INDEMNITY BY STOCKHOLDERS. Except as otherwise expressly provided herein, each Stockholder hereby severally agrees to indemnify and hold Purchaser harmless from any Liabilities or Losses (other than Taxes) resulting from:

      (a) The breach or inaccuracy of any representations or warranties (other than the representations and warranties contained in SECTIONS 4.17, 4.18 and 4.20) made herein by the Company or any of the Stockholders (it being agreed that for purposes of the right to indemnification pursuant to this clause (a), such representations and warranties of the Company and the Stockholders shall not be deemed to be qualified by any references to materiality generally or to whether or not any breach results or may result in a Material Adverse Effect);

      (b) The failure of the Company or any of the Stockholders to completely perform any of their respective covenants or other obligations hereunder;

      (c) Any claim by an unrelated third party based primarily upon facts that, if true, would mean that the Company's or any of the Stockholders' representations or warranties (other than the representations and warranties contained in SECTION 4.20) were false or inaccurate or that the Company or the Stockholders had failed to completely perform all of its or their covenants and other obligations hereunder (it being agreed that for purposes of the right to indemnification pursuant to this clause (c), such representations and warranties of the Company and the Stockholders contained herein shall not be deemed to be qualified by any references to materiality generally or to whether or not any breach results or may result in a Material Adverse Effect);

      (d) The breach or inaccuracy of any representations or warranties made by such Stockholder in SECTIONS 4.17 and 4.18 (it being agreed that for purposes of the right to indemnification pursuant to this clause (d), such representations and warranties of such Stockholder shall not be deemed to be qualified by any references to materiality generally or to whether or not any breach results or may result in a Material Adverse Effect); and

      (e)   The arrangements identified in Items 1 through 5 on SCHEDULE
4.19(I).

      The Stockholders shall hold Purchaser harmless from the reasonable cost (including reasonable attorney's fees and reasonable costs of investigation and defense) of defending a claim (which is the subject of indemnification hereunder) made by a third party against Purchaser even if it is ultimately determined that the claim is without merit.

      SECTION 9.5 INDEMNIFICATION FOR TAXES.

      (a) The Stockholders hereby severally agree to indemnify and hold Purchaser and its Affiliates harmless from and against any and all liability for Taxes imposed upon or assessed against the Company or any of its Subsidiaries or the assets thereof (i) for all Tax periods ending on or before the Closing Date and the portion ending on the Closing Date of any Tax period that includes (but does not end on) the Closing Date (the "PRE-CLOSING TAX PERIOD"); (ii) by reason of being a successor-in-interest or transferee of another entity; (iii) with respect to any and all Taxes of any member of an Affiliated Group on or prior to the Closing Date, by reason of the liability of the Company pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation; and (iv) all liability for reasonable legal fees and expenses for any item attributable to any item in clauses (i) through (iii) above. Notwithstanding the foregoing, the Stockholders shall not indemnify and hold Purchaser harmless from any liability for Taxes (i) attributable to any action taken after the Closing by Purchaser, any of its Affiliates (including the Company and any of its Subsidiaries) or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required by applicable law, by this Agreement or required in connection with any audit or Tax proceeding) (a "PURCHASER TAX ACT") or (ii) which have been reserved for by the Company or any of its Subsidiaries prior to the Closing Date if such reserves have caused the Consideration to be reduced pursuant to SECTION
3.2 hereof.

      (b) Purchaser shall, and shall cause the Company and each of its Subsidiaries to, indemnify and hold harmless the Stockholders from (i) all liability for Taxes of the Company and its Subsidiaries for any Tax period ending after the Closing Date (except to the extent such Tax period began before the Closing Date, in which case Purchaser's indemnity will apply only to that portion of any such Taxes that are not for the Pre-Closing Tax Period), (ii) all liability for Taxes attributable to a breach by Purchaser of its obligations under this Agreement or a Purchaser Tax Act, and (iii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) or
(ii) above.

      (c) In the case of any Taxes of the Company or any of its Subsidiaries that are payable for a Tax period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the portion of such Taxes for the Pre-Closing Tax Period shall equal:

      (i) in the case of real, personal and intangible property Taxes ("PROPERTY TAXES") of the Company and its Subsidiaries, the amount of such Taxes for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

      (ii) in the case of Taxes of the Company and its Subsidiaries other than Property Taxes, the amount which would be payable if the relevant Tax period ended on the Closing Date.

      SECTION 9.6 LIMITATIONS ON INDEMNITY BY STOCKHOLDERS.

      (a) Notwithstanding any other provisions of this Agreement, in no event shall:

      (i) any Stockholder be liable to Purchaser under SECTIONS 9.4(A), 9.4(B), 9.4(C), 9.4(E) and 9.5 for more than his or her pro rata portion of any Liabilities or Losses or for amounts of Liabilities and Losses which, in the aggregate, exceed such Stockholder's portion of the Consideration, subject to adjustment, if any, in each case based on the amounts and percentages set forth on SCHEDULE 3.1 hereto;

      (ii) the Stockholders' aggregate liability to Purchaser under SECTION 9.4 (except for Liabilities or Losses involving fraud) exceed 50% of the Consideration; PROVIDED, HOWEVER, that the limitation for any Liabilities or Losses under SECTION 9.5 or arising out of any breach of the representations and warranties contained in SECTIONS 4.17 (OWNERSHIP OF SHARES) or 4.18 (STOCKHOLDERS' AUTHORITY) shall be 100% of the Consideration;

      (iii) the Stockholders have any liability to Purchaser under SECTIONS 9.4(A), 9.4(C) and 9.4(E) unless and until the aggregate of all Liabilities and Losses for which the Stockholders would, but for this clause (iii), be liable thereunder exceeds on a cumulative basis an amount equal to $500,000, and then only for the amount of such excess; and

      (iv) any Stockholder be liable for any Liabilities or Losses arising out of a breach by any other Stockholder of any representation or warranty contained in SECTIONS 4.17 or 4.18; PROVIDED that each Stockholder shall be liable, subject to clause (ii) above, for the full amount of any Liabilities or Losses arising out of such Stockholder's own breach of his or her representations or warranties contained in SECTIONS 4.17 or 4.18.

      (b) The amount of any Liability or Loss for which indemnification is provided under this ARTICLE IX shall be net of any amounts recovered by Purchaser under insurance policies with respect to such Liability or Loss and shall be (i) increased to take account of any net Tax cost incurred by Purchaser arising from the receipt of indemnity payments hereunder (grossed up for such increase) (unless such indemnity payment is treated as an adjustment to the Consideration) and (ii) reduced to take account of any net Tax benefit realized by Purchaser arising from the incurrence or payment of any such Liability or Loss. In computing the amount of any such Tax cost or Tax benefit, Purchaser shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment under this ARTICLE IX or the incurrence or payment of any indemnified Liability or Loss. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to Purchaser's liability for Taxes and, if necessary, each of the Stockholders, on the one hand, or Purchaser, on the other, shall make payments to the other to reflect such adjustment. Any indemnity payment under this ARTICLE IX shall be treated as an adjustment to the Consideration for Tax purposes unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to Purchaser or any of its Affiliates causes any such payment not to be treated as an adjustment to the Consideration for Tax purposes.

      SECTION 9.7 NOTICE AND DEFENSE OF CLAIMS. Purchaser shall give notice to the Representatives promptly after Purchaser has actual knowledge of any claim as to which indemnity may be sought. The Stockholders shall have the right to assume the defense of any third party claim for which indemnification is sought or any litigation resulting therefrom, PROVIDED that counsel for the Stockholders, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by Purchaser (whose approval shall not unreasonably be withheld), and Purchaser may participate in such defense at Purchaser's expense, and PROVIDED FURTHER that the failure of Purchaser to give notice as provided herein shall not relieve the Stockholders of their obligations under SECTIONS 9.4 and 9.5 , except and only to the extent the Stockholders' ability to defend against, mitigate or diminish the amount of such claim is materially prejudiced by such failure. Purchaser shall have the right to employ separate counsel (including local counsel) to participate in the defense of any such third party claim or litigation to which the Company or Purchaser is a party, but the fees and expenses of such counsel shall be at the expense of Purchaser unless (i) the employment of such counsel shall have been authorized in writing by the Representatives in connection with the defense of such action, (ii) the Stockholders shall not have employed counsel reasonably satisfactory to

Purchaser to take charge of the defense of such action within a reasonable time after notice of the institution of such action, (iii) Purchaser shall have reasonably concluded that there may be material defenses available to it that are different from or additional to those available to the Stockholders or (iv) the use of counsel chosen by the Stockholders to represent Purchaser would present such counsel with a conflict of interest (in which case the Stockholders shall not have the right to direct the defense of such action on behalf of Purchaser), in any of which events the reasonable fees and expenses of such counsel shall be borne by the Stockholders and paid as incurred. The Stockholders, in the defense of any such third party claim or litigation, shall not, except with the consent of Purchaser, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Purchaser of a release from all liability in respect to such third party claim or litigation. Purchaser agrees to cooperate with the Stockholders and its counsel at the Stockholders' expense and shall furnish such information regarding itself or the claim in question as the Representatives may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

      SECTION 9.8 TAX MATTERS.

      (a) AUDITS. Purchaser and the Stockholders shall promptly notify each other (except that any notification to the Stockholders may be made solely to the Representatives) in writing of any notice of any Tax audits of or assessments against the Company or any of its Subsidiaries for any Tax periods of the Company or any of its Subsidiaries beginning on or before the Closing Date. The failure of one party to notify the other party of any such audit or assessment shall not relieve the other party of its indemnification obligations under this Agreement except to the extent any such failure actually prejudices the defense of any Tax claim. The Stockholders may, at their sole expense, control the conduct of any audit or proceeding that may be the subject of indemnification under SECTION 9.5 at such time and on such terms as they shall deem appropriate or assume the entire defense thereof; PROVIDED, HOWEVER, that Purchaser shall have the right to consult with the Representatives regarding any such audit or proceeding that may affect the Company or its Subsidiaries for any period after the Closing Date and PROVIDED FURTHER, the Stockholders shall in no event take any position in such settlement or defense that subjects Purchaser or any of its Affiliates to any civil fraud or any civil or criminal penalty without the prior written consent of Purchaser, PROVIDED FURTHER, that the Stockholders and Purchaser shall jointly control any audits or proceedings with respect to Straddle Periods. Notwithstanding the foregoing, the Stockholders shall not settle, without the prior written consent of Purchaser, which prior written consent shall not be unreasonably withheld, any Tax claim involving a change in the treatment of any item which would materially affect the Tax liability of Purchaser or any of its Affiliates for a period subsequent to the Closing Date unless the Tax claim relates to a past practice that has been finally determined to be incorrect by the applicable taxing authority and the treatment under the proposed settlement is expressly required by applicable Tax laws (or judicial or administrative interpretations thereof). Purchaser and its Affiliates shall have the sole right to represent the Company's and its Subsidiaries' interests in any Tax proceeding relating to a Tax period beginning after the Closing Date.

      (b) TRANSFER TAXES. All recordation, sales, use, stamp, filing, transfer, documentary or similar fees or Taxes and related costs and fees relating to the transactions contemplated by this Agreement shall be the joint and several liability of the Stockholders.

      (c)   PREPARATION OF TAX RETURNS; PAYMENT OF TAXES.

      (i) The Stockholders shall cause the Company to file all the Tax Returns required to be filed by the Company on or prior to the Closing Date and the Company shall pay any and all Taxes due with respect to such Tax Returns. The Company shall provide Purchaser with copies of such completed Tax Returns at least 10 days prior to the due date, and Purchaser shall be provided an opportunity to review such Tax Returns and supporting workpapers and schedules prior to the filing of such Tax Returns.

      (ii) Purchaser shall be responsible for preparing or causing to be prepared all Tax Returns required to be filed by the Company after the Closing Date that include any Tax period beginning on or before the Closing Date, and shall pay any and all Taxes due with respect to any such Tax Returns. The Purchaser shall provide the Representatives with copies of all such Tax Returns, and the Representatives shall be provided an opportunity to review such Tax Returns and supporting workpapers and schedules prior to the filing of such Tax Returns. Not later than five days before the due date for payment of Taxes with respect to any such Tax Return, the Stockholders shall pay to Purchaser an amount equal to that portion of the Taxes shown on such Tax Return for which the Stockholders have an obligation to indemnify Purchaser pursuant to SECTION 9.5 of this Agreement. The Stockholders' indemnity obligation in respect of Taxes shown on any such Tax Return shall initially be effected by their payment to Purchaser of the excess of (x) such Taxes allocable to the Pre-Closing Period over (y) the amount of such Taxes paid by the Company or any of its Subsidiaries on or prior to the Closing Date in respect of the period covered by such Tax Returns. If the amount for such Taxes paid by the Company or any of its Subsidiaries on or prior to the Closing Date exceeds the amount payable by the Stockholders pursuant to the preceding sentence, Purchaser shall pay to the Stockholders the amount of such excess not later than five days before the Tax Return with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to this paragraph by the Stockholders or Purchaser shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form). Purchaser and the Stockholders agree to cause the Company and its Subsidiaries to file all Tax Returns on the basis that the Closing Date is the end of the Company's taxable year for income and franchise Tax purposes, unless the relevant taxing authority will not accept a Tax Return on that basis.

      (iii) All Tax Returns described in this SECTION 9.8(C) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable Tax laws (or judicial or administrative interpretations thereof).

      (d) COOPERATION. The Stockholders, the Company and each of its Subsidiaries and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Tax periods relating to Taxes. Purchaser recognizes that the Stockholders will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and its Subsidiaries to the extent such records and information pertain to events occurring, or Tax periods beginning, prior to the Closing Date; therefore, Purchaser agrees, and agrees to cause the Company and each of its Subsidiaries
(i) to retain and maintain such records until the later of (x) the expiration of the applicable statute of limitations of the relevant Tax period or (y) eight years following the due date of the Tax Returns relating to the relevant Tax period, and (ii) to allow the Representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records from time to time, such activities to be conducted during normal business hours and at the Stockholders' expense.

      (e) REFUNDS AND CREDITS. Any refunds or credits of Taxes of the Company or any of its Subsidiaries for any Tax period ending on or before the Closing Date shall be for the account of the Stockholders. Any refunds or credits of Taxes of the Company or any of its Subsidiaries for any Tax period beginning after the Closing Date shall be for the account of Purchaser. Any refunds or credits of Taxes of the Company or any of its Subsidiaries for any Straddle Period shall be equitably apportioned between the Stockholders, on the one hand, and Purchaser, on the other. Purchaser shall, if the Stockholders so request, and at the Stockholders' expense, cause the Company or any of its Subsidiaries to file for and obtain any refunds or credits to which the Stockholders are entitled under this Section 9.8(e). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to this SECTION 9.8(E) to receive the amount or economic benefit of a refund or credit of Taxes the amount of such refund or credit of Taxes within 10 days after such refund is received or after such credit is allowed or applied against other Tax liability, as the case may be; PROVIDED, HOWEVER, that any such amounts payable pursuant to this SECTION 9.8(E) shall be net of any Tax cost or benefit to the party making such payment and its Affiliates attributable to the receipt of such refund or credits and/or the payment of such amounts. Purchaser and the Stockholders shall treat any amounts payable pursuant to this SECTION 9.8(E) as an adjustment to the Consideration for Tax purposes, unless a final determination (which shall include the execution of Form 870-AD or successor form) causes any such payment not to be treated as an adjustment to the Consideration for Tax purposes. In the event any refund or credit of Taxes for which a payment has been made to the Stockholders is subsequently reduced or disallowed, the Stockholders shall indemnify, defend and hold harmless Purchaser and its Affiliates (including the Company and its Subsidiaries) against, and reimburse the Company and its Subsidiaries for, any Tax liability assessed against the Company and its Subsidiaries by reason of the reduction or disallowance.

      (f) SECTION 338 ELECTIONS. Purchaser covenants that it shall not make any election under Section 338 of the Code or any corresponding election under state, local or foreign Tax law with respect to the Sale.

      SECTION 9.9 EMPLOYEE BENEFITS.

      (a) Each employee of the Company to whom Purchaser offers continuing employment as an employee of the Company or of Purchaser or an Affiliate of Purchaser immediately following the Closing (a "CONTINUING EMPLOYEE") shall be entitled to participate in all employee benefit plans maintained or sponsored by Purchaser or the Affiliate of Purchaser by whom such Continuing Employee is employed, or to which Purchaser or such Affiliate contributes, and in which comparable employees of Purchaser are entitled to participate (collectively, the "PURCHASER BENEFIT PLANS"). To the extent permitted under the Purchaser Benefit Plans, each Continuing Employee shall commence participation as of the Closing Date without regard to any otherwise required waiting period thereunder. For purposes of the preceding sentence, each Continuing Employee's periods of service with the Company shall be counted for eligibility and vesting (but not for accrual) purposes under the Purchaser Benefit Plans. If not so permitted with respect to any Purchaser Benefit Plan, each Continuing Employee shall commence participation in such Purchaser Benefit Plan in accordance with the relevant plan terms on the plan entry date coinciding with or next following the Closing Date. Notwithstanding the foregoing, Purchaser shall have no obligation whatsoever to adopt or implement any new Purchaser Benefit Plans not currently in effect or to maintain or modify any existing Purchaser Benefit Plans.

      (b) Subject to applicable law, at any time prior to the Closing, the current plan trustees of the Company's tax-qualified profit sharing plan shall have the right to make a determination to cause such plan to be terminated and to make distributions therefrom to the respective participants thereunder, and Purchaser shall honor such determination so long as such determination does not create any liability for Purchaser or the Company after the Closing, other than nominal administrative expenses incurred in the ordinary course in connection with terminating such plan.


                                    ARTICLE X
                            TERMINATION OF AGREEMENT
                            ------------------------

      SECTION 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

      (a)   by mutual consent of the Company, the Representatives and Purchaser;

      (b) by Purchaser, if it is not is in material breach of its obligations under this Agreement, and if (i) there has been a material breach by the Company or any of the Stockholders of any of their respective representations and warranties hereunder such that SECTION 8.1(A) will not be satisfied or (ii) there has been the willful breach on the part of the Company or any of the Stockholders of any of their respective covenants or agreements contained in this Agreement such that SECTION 8.1(B) will not be satisfied, and, in both case
(i) and case (ii), such breach has not been cured within 15 days after notice to the Company or the relevant Stockholder;

      (c) by the Company, if it or any Stockholder is not in material breach of its obligations under this Agreement, and if (i) there has been a material breach by Purchaser of any of its representations and warranties hereunder such that SECTION 8.2(A) will not be satisfied or (ii) there has been the willful breach on the part of Purchaser of any of its covenants or agreements contained in this Agreement such that SECTION 8.2(B) will not be satisfied, and, in both case (i) and (ii), such breach has not been cured within 15 days after notice to Purchaser; or

      (d)   if the Closing shall not have occurred on or before April 30, 2000.

      SECTION 10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to SECTION 10.1 hereof, this Agreement shall forthwith become void, and there shall be no liability on the part of any of the parties hereto. No termination of this Agreement shall relieve any person from liability resulting from a breach by a party of any of its representations, warranties, covenants or agreements set forth herein.


                                   ARTICLE XI
                                  MISCELLANEOUS
                                  -------------

      SECTION 11.1 ASSIGNMENT: SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement shall not be assignable by any party without the prior written consent of the other parties to this Agreement. Notwithstanding anything to the contrary contained herein, Purchaser may assign its rights and obligations hereunder to any of its Affiliates.

      SECTION 11.2 NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by overnight mail, by fax or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

      (a)   If to the Company before the Closing, to the Representatives at:

                  One Exchange Plaza, 14th Floor
                  New York, New York 10006
                  Attention: Mr. James J. Maguire, Sr.
                  Fax: 212-635-9673
            with a copy to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, New York 10019
                  Attention: Philip A. Gelston, Esq.
                  Fax: 212-474-3700

      (b)   If to the Stockholders, to the Representative at:

                  One Exchange Plaza, 14th Floor
                  New York, New York 10006
                  Attention: Mr. James J. Maguire, Sr.
                                   Mr. L. Thomas Patterson
                  Fax: 212-635-9673

            with a copy to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, New York 10019
                  Attention: Philip A. Gelston, Esq.
                  Fax: 212-474-3700

      (c)   If to Purchaser, to it at:

                  One Exchange Plaza, 25th Floor
                  New York, New York 10006
                  Attention: Mr. Michael LaBranche
                  Fax:  212-344-1469

            with a copy to:

                  Fulbright & Jaworski L.L.P.
                  666 Fifth Avenue, 31st Floor
                  New York, New York 10103
                  Attention: Jeffrey M. Marks, Esq.
                  Fax:  212-752-5958

(Or at such other address or addresses as may have been furnished in writing by the parties hereto).

      Notices provided in accordance with this SECTION 11.2 shall be deemed delivered upon personal delivery, receipt by telecopy, fax or overnight mail, or 48 hours after deposit in the mail in accordance with the above.

      SECTION 11.3 ENTIRE AGREEMENT. This Agreement, together with the instruments and other documents contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated December 3, 1999 between the Company and Purchaser.

      SECTION 11.4 AMENDMENTS AND WAIVERS. This Agreement may not be amended or waived (either generally or in a particular instance and either retroactively or prospectively) except by a written instrument signed by the party against who enforcement of such amendment, modification or waiver is sought. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

      SECTION 11.5 ARBITRATION. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in New York, New York, in accordance with the rules of the NYSE, and any decision or judgment rendered in any such arbitration shall be final and binding on the parties hereto. In any such arbitration, each party shall pay its own expenses and the cost and expenses of the arbitrator shall be divided equally between the parties hereto. Judgment upon the award rendered may be entered in any court having jurisdiction therefor.

      SECTION 11.6 THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended to, or shall be construed so as to create any third party beneficiary to this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto.

      SECTION 11.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 11.8 GOVERNING LAW. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without reference to is conflicts of laws provisions.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as an instrument of the date first above written.

                                  LABRANCHE & CO INC.


                                  By: /s/ GEORGE M. L. LABRANCHE, IV
                                      ----------------------------------------
                                      Name:  George M. L. LaBranche, IV
                                      Title: Chairman, Chief Executive Officer
                                             and President


                                  HENDERSON BROTHERS HOLDINGS, INC.


                                  By: /s/ JAMES J. MAGUIRE, SR.
                                      ----------------------------------------
                                      Name:  JAMES J. MAGUIRE, SR.
                                      Title: Chairman


                                  THE STOCKHOLDERS


                                  /s/ FRANK BEYER
                                  --------------------------------------------
                                  Frank Beyer


                                  /s/ FRANK DELANEY
                                  --------------------------------------------
                                  Frank Delaney


                                  /s/ GREGORY M. HENDERSON
                                  --------------------------------------------
                                  Gregory M. Henderson


                                  /s/ GUY L. HENDERSON
                                  --------------------------------------------
                                  Guy L. Henderson


                                  /s/ JAMES HENDERSON
                                  --------------------------------------------
                                  James Henderson

                                  /s/ PETER W. HENDERSON, JR.
                                  --------------------------------------------
                                  Peter W. Henderson, Jr.


                                  /s/ LUKE HENDERSON
                                  --------------------------------------------
                                  Luke Henderson


                                  /s/ THOMAS P. HYLAND
                                  --------------------------------------------
                                  Thomas P. Hyland


                                  /s/ JAMES J. MAGUIRE, SR.
                                  --------------------------------------------
                                  James J. Maguire, Sr.


                                  /s/ JAMES J. MAGUIRE, JR.
                                  --------------------------------------------
                                  James J. Maguire, Jr.


                                  /s/ ELIZABETH MEAD
                                  --------------------------------------------
                                  Elizabeth Mead


                                  /s/ PAUL MAGUIRE
                                  --------------------------------------------
                                  Paul Maguire


                                  /s/ MICHAEL MAGUIRE
                                  --------------------------------------------
                                  Michael Maguire


                                  /s/ REGINA FERNICOLA
                                  --------------------------------------------
                                  Regina Fernicola


                                  /s/ MARY GRUBERT
                                  --------------------------------------------
                                  Mary Grubert

                                  /s/ JAMES E. MCCANN
                                  --------------------------------------------
                                  James E. McCann


                                  /s/ BRUCE MEYER
                                  --------------------------------------------
                                  Bruce Meyer


                                  /s/ RICHARD MEYER
                                  --------------------------------------------
                                  Richard Meyer


                                  /s/ L. THOMAS PATTERSON
                                  --------------------------------------------
                                  L. Thomas Patterson


                                  /s/ KENNETH W. SMITH
                                  --------------------------------------------
                                  Kenneth W. Smith


                                  /s/ JOHN SUAREZ
                                  --------------------------------------------
                                  John Suarez


                                  /s/ WILLIAM N. VAUGHAN
                                  --------------------------------------------
                                  William N. Vaughan


                                  /s/ ROBERT YOUNG
                                  --------------------------------------------
                                  Robert Young

                                   SCHEDULE A
                                   ----------


                                      NAME
                                   FRANK BEYER
                                  FRANK DELANEY
                              GREGORY M. HENDERSON
                                GUY L. HENDERSON
                                 JAMES HENDERSON
                             PETER W. HENDERSON, JR.
                                 LUKE HENDERSON
                                THOMAS P. HYLAND
                              JAMES J. MAGUIRE, SR.
                              JAMES J. MAGUIRE, JR.
                                 ELIZABETH MEAD
                                  PAUL MAGUIRE
                                 MICHAEL MAGUIRE
                                REGINA FERNICOLA
                                  MARY GRUBERT
                                 JAMES E. McCANN
                                   BRUCE MEYER
                                  RICHARD MEYER
                               L. THOMAS PATTERSON
                                KENNETH W. SMITH
                                   JOHN SUAREZ
                               WILLIAM N. VAUGHAN
                                  ROBERT YOUNG